Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cumulus Media Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-68487, 333-58969, 333-62538, 333-62542, 333-104542, 333-118047 and 333-156436), Form S-3 (Nos. 333-94323 and 333-83980) and Form S-4 (Nos. 333-90990 and 333-113337) of Cumulus Media Inc. and subsidiaries (the Company) of our report dated March 17, 2008 with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2007, and the related financial statement schedule for the year ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form
10-K of Cumulus Media Inc.
Our report dated March 17, 2008 on the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2007, refers to the Company’s adoption of the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, included in ASC subtopic 740-10, Income Taxes — Overall, effective January 1, 2007.
/s/ KPMG LLP
Atlanta, Georgia
March 3, 2010